                                                                     Exhibit 8.4

                            KEPLEY, GILLIGAN & EYRICH
                        A LEGAL PROFESSIONAL ASSOCIATION

                           525 VINE STREET, SUITE 2200
                           CINCINNATI, OHIO 45202-3125

                                  513-241-5540

                                   TELECOPIER
                                  513-241-8111

                                February 11, 2000

Board of Directors
HARVEST HOME FINANCIAL CORPORATION
P.O. Box 11378
Cincinnati, Ohio 45211-0378

     RE: Agreement and Plan of Merger between Peoples Building, Loan and Savings Company and Harvest Home Financial Corporation Agreement and Plan of Merger between Peoples Building, Loan and Savings Company and Harvest Home Financial Corporation

Gentlemen:

We have acted as counsel to Harvest Home Financial Corporation ("HHFC"), an Ohio corporation, in connection with the proposed merger (the "Merger") of HHFC with and into Peoples Community Bancorp ("PCB"). The conditions and terms of the proposed Merger are contained in the "Agreement and Plan of Merger between Peoples Building, Loan and Savings Company and Harvest Home Financial Corporation," dated September 30, 1999 (the "Merger Agreement").

As a condition precedent to the proposed Merger, the Merger Agreement provides at Article VI, Section 6.1(f), that this firm issue a written opinion to HHFC concerning certain tax consequences of the proposed Merger. Accordingly, this letter represents our written opinion as required in the Merger Agreement.

The opinions expressed in this letter are based on the existing provisions of the Internal Revenue Code (the "Code") and regulations thereunder (both final, proposed, and temporary) and upon current Internal Revenue Service published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements or opinions expressed in this letter. Similarly, any change in the facts and assumptions upon which our opinions rely, could modify the conclusions.

KEPLEY, GILLIGAN & EYRICH
A LEGAL PROFESSIONAL ASSOCIATION

Board of Directors
Harvest Home Financial Corporation
February 11, 2000
Page 2


We, of course, opine only as to matters we expressly set forth, and no opinions should be inferred as to any other matters or as to the tax treatment of the transaction that we do not specifically address. Our opinions represent our best judgment as to the probable outcome of the tax issues discussed and are not binding on the Internal Revenue Service. However, we can not assure that the Service will not challenge our conclusions and prevail in the courts in such manner as to cause adverse income tax consequences to the former HHFC shareholders. The federal tax consequences discussed below are necessarily general, and their application may vary depending on individual circumstances. The following conclusions of the federal income tax consequences of the Merger are not intended as a substitute for careful tax planning on an individual basis. Hence, HHFC shareholders are urged to consult their professional tax advisors with specific reference to the effect of their own particular facts and circumstances on the matters discussed in this letter.

In connection with our opinions, we examined and are familiar with originals or copies, certified or otherwise, of (i) the Merger Agreement, (ii) the Registration Agreement, and (iii) such other documents as we deemed necessary or appropriate to render our opinions. In our examination, we assumed signatures were genuine, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the authenticity of the originals of such copies. In rendering our opinions, we relied upon certain written representations and covenants from HHFC management ("HHFC Representation Letter"). To the extent HHFC's Representation Letter contains legal conclusions, we have not relied on these conclusions in forming our opinion. Any factual inaccuracies, representations, or statements, any amendments to any documents, or any material adverse change in the affairs of HHFC as described may have the effect of changing all or a part of our opinions.

Based upon the foregoing, we are of the opinion that the Merger will, under current law, regulations, and rulings constitute a tax-free reorganization under
Section 368(a)(1)(A) of the Code, and, that HHFC will be a party to the reorganization within the meaning of Section 368(b) of the Code.

As a tax-free reorganization, the Merger will have the following federal income tax consequences for HHFC shareholders:

     1. An HHFC shareholder will generally recognize gain, but not loss, upon the receipt of cash and shares of PCB common stock in exchange for his or her HHFC shares. The amount of the recognized gain will be the lesser of: (i) the realized gain, or (ii) the amount of cash received.

     2. The aggregate federal income tax basis of the new PCB common stock received by an HHFC shareholder will equal such shareholder's aggregate federal income

KEPLEY, GILLIGAN & EYRICH
A LEGAL PROFESSIONAL ASSOCIATION

Board of Directors
Harvest Home Financial Corporation
February 11, 2000
Page 3

          tax basis in the HHFC common stock exchanged, reduced by any amount allocable to a fractional share interest of PCB common stock for which cash is received, and, by the amount of any other cash received, but increased by the amount of any gain recognized by the HHFC shareholder.

     3. The holding period for the shares of new PCB common stock received by an HHFC shareholder will include the holding period of the old HHFC shares exchanged in the Merger.

     4. It is more likely than not, that the cash received by an HHFC shareholder will qualify for capital gain treatment. The recognized capital gain will be the lesser of: (i) the realized gain or (ii) the amount of cash received. The recognized capital gain will be either short-term or long-term depending upon whether the HHFC shares were owned more than one year by the HHFC shareholder.

Except, as set forth above, we express no opinion as to the tax consequences to any other party, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. This opinion is being furnished only to the HHFC Board in connection with the Merger and solely for its benefit in connection with it.

We hereby consent to the filing of this opinion letter as an exhibit to Peoples Community Bancorp's Registration Statement and to the references to our firm under the headings "The Merger Between Peoples Community Bancorp and Harvest Home Financial - Federal Income Tax Consequences to Harvest Home Financial Stockholders," and, "Legal and Tax Opinions" in the Prospectus contained in the Registration Statement.



                            /s/Kepley, Gilligan & Eyrich

                            KEPLEY, GILLIGAN & EYRICH


                           ----------------------------

KEPLEY, GILLIGAN & EYRICH
A LEGAL PROFESSIONAL ASSOCIATION